SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-20720
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                       Ligand Pharmaceuticals Incorporated
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             (Exact name of registrant as specified in its charter)


              10275 Science Center Drive, San Diego, CA 92121-1117
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

         Warrants to purchase one share of Common Stock, $.001 par value
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            (Title of each class of securities covered by this Form)


        Common Stock, $.001 par value and Preferred Share Purchase Rights
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)       [x]           Rule 12h-3(b)(1)(i)       [x]
   Rule 12g-4(a)(1)(ii)      [ ]           Rule 12h-3(b)(1)(ii)      [ ]
   Rule 12g-4(a)(2)(i)       [ ]           Rule 12h-3(b)(2)(i)       [ ]
   Rule 12g-4(a)(2)(ii)      [ ]           Rule 12h-3(b)(2)(ii)      [ ]
                                           Rule 15d-6                [ ]

 Approximate number of holders of record as of the certificate or notice date:
                                      None

     Pursuant to the requirements of the Securities Exchange Act of 1934, Ligand Pharmaceuticals Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 6, 2001               By:     /S/ PAUL V. MAIER
                                           ----------------------------
                                   Name:   Paul V. Maier
                                   Title:  Senior Vice President,
                                           Chief Financial Officer